Exhibit 99

News Release
For Immediate Release

Contact:  Dan Chila, EVP, Chief Financial Officer (856) 691-7700

Sun Bancorp, Inc. Reports $6.5 Million Loan Loss Provision in Second Quarter

Vineland, NJ, July 2, 2008 - Sun Bancorp, Inc. (NASDAQ:SNBC) reported today that the Company incurred a second quarter provision for loan losses of approximately $6.5 million, increasing the allowance for loan losses to gross loans to approximately 1.19% at June 30, 2008 from 1.09% at March 31, 2008.

“This reserve increase comes as a result of internal downgrades to existing watch-list credits, primarily attributable to two commercial loans (a commercial relationship and a commercial real estate development, the former of which is currently performing),” said Thomas X. Geisel, president and chief executive officer. “We generally feel that overall credit quality is stable right now. But we clearly have certain commercial and consumer borrowers who have been adversely affected during this prolonged economic downturn.”

Sun Bancorp, Inc. is a $3.4 billion asset bank holding company headquartered in Vineland, New Jersey. Its primary subsidiary is Sun National Bank, serving customers through nearly 70 branch locations in New Jersey and New Castle County, Delaware. The bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the Federal Deposit Insurance Corporation (FDIC). For more information, visit http://www.sunnb.com.

The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.